     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27, 1995


                                                     REGISTRATION NO. 33-
                                                                         -----
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                     THE PRODUCERS ENTERTAINMENT GROUP LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                           95-4233050
       (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)              IDENTIFICATION NO.)

                            9150 Wilshire Boulevard
                        Beverly Hills, California 90212
                                 (310) 285-0400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

               Irwin Meyer, President and Chief Executive Officer
                              9150 Wilshire Blvd.
                        Beverly Hills, California 90212
                                 (310) 285-0400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:

                                  Melvin Katz
                         Maloney, Gerra, Mehlman & Katz
                        405 Lexington Avenue, 36th Floor
                            New York, New York 10174
                                 (212) 973-6900

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

                         ----------------------------

                       CALCULATION  OF REGISTRATION  FEE
================================================================================

                                                      Proposed         Proposed
                                                       Maximum         Maximum
  Title of Each Class of             Amount to     Offering Price     Aggregate         Amount of
Securities to Be Registered        Be Registered    Per Security    Offering Price   Registration Fee
---------------------------        -------------    ------------    --------------   ----------------
Common Stock, $.001 par value     125,000 shares      $0.516(1)       $64,500(1)        $100.00(1)


(1) These shares are to be sold by the selling stockholder at prices not presently determinable. The offering price is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) using the average of the $0.469 closing bid and the $0.563 closing asked prices of the Registrant's common stock on The NASDAQ Small Cap Market on October 23, 1995. The registration fee represents the minimum registration fee payable pursuant to Section 6(b) of the Securities Act of 1933.

================================================================================

The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                                                 Total pages: 15
                                                        Exhibit Index on page 13

     Subject to Completion, Preliminary Prospectus dated ___________, 1995


PROSPECTUS


                     THE PRODUCERS ENTERTAINMENT GROUP LTD.

                         125,000 Shares of Common Stock


THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

         This Prospectus relates to 125,000 shares (the "Shares") of Common Stock, $.001 par value per share (the "Common Stock"), of The Producers Entertainment Group Ltd. (the "Company") which may be offered from time to time by the Selling Stockholder named herein. See "Selling Stockholder." The Common Stock is quoted on the NASDAQ Small Cap Market under the symbol "TPEG" and is listed on the Boston Stock Exchange under the symbol "PCG." The closing bid and asked prices of the Common Stock on the NASDAQ SmallCap Market on ___________, 1995 were $______ and $______, respectively. Prospective purchasers of the Shares are urged to obtain a current price quotation.

         It is anticipated that the Selling Stockholder will offer the Shares for sale from time to time at the prices prevailing on the NASDAQ Small Cap Market or the Boston Stock Exchange on the date of sale. The Selling Stockholder also may sell the Shares privately, ether directly to purchasers or through a broker or brokers. The Company shall take such actions, including filing post-effective amendments to the Registration Statement of which this Prospectus is a part and/or preparing supplements to this Prospectus, as shall be required to enable the Selling Stockholder lawfully to sell the Shares during a period terminating on the second anniversary of the date hereof.

         All selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. See "Plan of Distribution." The Selling Stockholder, and the brokers through whom sales of the Shares are made, if any, may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). In addition, any profits realized by the Selling Stockholder or such brokers may be deemed to be underwriting compensation within the meaning of the Securities Act.

         The Company will receive none of the proceeds from the sale of the Shares offered hereby. The Company estimates that the expenses of this registration, all of which will be paid by the Company, will not exceed $10,000.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this Prospectus is ______________, 1995

         No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549 and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; Los Angeles Regional Office, 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act (together with all amendments, exhibits and documents incorporated therein by reference, the "Registration Statement") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, of which this Prospectus is a part, or any amendments thereto, certain portions of which have been omitted pursuant to the Commission's rules and regulations. The information so omitted may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. Any statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission (File No. 0-18410) are incorporated herein by reference:

         (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995; and

         (ii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A and in the Company's Restated Certificate of Incorporation filed June 24, 1993 included with the Company's current Report on Form 8-K dated May 20, 1994.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents that have been incorporated by reference in this Prospectus or the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Corporate Secretary of The Producers Entertainment Group Ltd., 9150 Wilshire Boulevard, Suite 205, Beverly Hills, California 90212 (telephone number (310) 285-0400).

                                  RISK FACTORS

         The securities offered hereby are speculative in nature and involve a high degree of risk. Prior to making an investment decision with respect to securities of the Company, prospective investors should carefully consider, along with the other matters discussed in this Prospectus, the following risk factors:

         FACTORS CONCERNING THE COMPANY'S LIQUIDITY AND CAPITAL RESOURCES. The Company's cash commitments for the forthcoming 12 months include aggregate minimum base compensation of approximately $1,771,000 to officers and key independent contractors of the Company and minimum office rent of approximately
$220,000 (aggregating approximately $1,991,000).   The Company also incurs
overhead and other costs such as salaries, related benefits, office expenses, professional fees and similar expenses. For the Company's fiscal year ended June 30, 1995, general and administrative expenses, which includes compensation and rent, aggregated approximately $4,697,000. The Company also expends funds on the production and development of projects. Dividends on the Company's Series A 8-1/2% Convertible Preferred Stock (the "Series A Stock") aggregate $425,000 annually and, at the Company's option, may be paid in shares of Common Stock or in cash. At June 30, 1995, the Company had cash and cash equivalents
of $832,754 and accounts receivable of $652,075 (aggregating $1,484,829).    At
June 30, 1995, the Company also had accounts payable and accrued expenses aggregating $847,595. The Company has no arrangements for external sources of liquidity such as bank lines of credit. If the Company continues to report losses and expends additional funds on development and production of projects in excess of its current resources and future cash receipts, the Company will be required to reduce its expenses to a level below its revenues, raise additional capital and/or borrow funds to sustain its operations for an additional 12 month period and any fiscal periods thereafter. If other external sources of funds are not available to the Company and future cash revenues are not sufficient to meet the Company's cash needs, the Company plans to reduce the compensation of its officers, office staff and other personnel and the number of development projects that it will fund. The Company has not made any specific plans or entered into any agreements to reduce the level of its expenditures in the event that such reductions become necessary.

         HISTORY OF OPERATING LOSSES. For the years ended June 30, 1993, 1994 and 1995, the Company reported revenues of $7,180,569, $10,782,850 and $5,290,745, respectively, and losses of $4,284,207, $5,489,523 and $3,593,252, respectively, including the impact of the Company's acquisition of DSL Productions Inc. and its affiliates (collectively, "DSL Productions") in May 1994 on a pooling of interests basis. There can be no assurance thaat the Company will become profitable in future fiscal periods.

         TELEVISION AND FEATURE FILM INDUSTRY; INTENSE COMPETITION. The television industry is highly competitive and involves a substantial degree of risk. The Company competes with many other television and motion picture producers which are significantly larger and have financial resources which are far greater than those available to the Company now or in the foreseeable future. The television industry is also subject to technological developments, the effects of which management is unable to predict. The television industry is subject to governmental regulation by the Federal Communications Commission (the "FCC"). The networks are currently limited by the Financial Interest and Syndication Rules of the FCC in the amount of programming they may produce and the rights which they may retain in programs. These rules were recently relaxed in favor of the networks. The relaxation in the Financial Interest and Syndication Rules could adversely impact the Company as a result of potential increased competition from the networks. The Company also expects to derive revenues from the feature film industry. The feature film industry is also highly competitive and involves a substantial degree of risk. The Company competes with major film studios and other independent producers, most of which are significantly larger and have financial resources which are far greater than those available to the Company now or in the foreseeable future. The Company's success depends upon its ability to produce programming for television and theatrical release. There is no assurance that the Company will continue to acquire and develop products which can be made into successful made-for-television movies, television series or theatrical releases in light of the competition which the Company faces.

         RELIANCE ON KEY PERSONNEL. The Company is substantially dependent upon the services of certain of its key executives, the loss of whose services could have a material adverse affect on the Company and its operations.

         CONTROL BY INSIDERS. The Company has agreed to issue an aggregate of 3,600,000 shares of Common Stock to certain executive officers and directors of the Company or their affiliates which will, when issued, constitute approximately 25% of the Company's issued and outstanding Common Stock. See "Recent Developments--Stock Purchases" elsewhere in this Prospectus. By virtue of their ownership of such Common Stock, such executive officers and directors or their affiliates may, collectively, be deemed to control the Company through the exercise of sufficient voting power to effectively control (or, at least, exercise a significant influence upon) the election of the Company's Board of Directors, direct the appointment of the Company's officers and, in general, effectively determine the outcome of any corporate transaction or other matter submitted to the Company's stockholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company's assets, and to prevent or cause a change in control of the Company.

         EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE STOCK. For the respective terms of the outstanding options and warrants granted by the Company and the outstanding Series A Stock, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Stock. As of the date of this Prospectus, 11,247,444 shares of Common Stock (or an additional 117% of the outstanding Common Stock) are issuable upon the exercise or conversion of such securities at prices ranging from $.50 to $4.00 per share. In June 1995, the Company's Board of Directors (the "Board") adopted the Company's 1995 Stock Option Plan, subject to approval of such plan by the Company's stockholders, pursuant to which up to 3,000,000 shares of Common Stock may be issued to officers and employees of the Company upon the exercise of incentive stock options and nonqualified stock options. No options have been granted under such plan as of the date of this Prospectus. The terms on which the Company may obtain additional financing during the respective terms of these stock options, warrants and convertible stock may be adversely affected by their existence. The holders of such stock options, warrants and convertible stock may exercise or convert such securities, as the case may be, at a time when the Company might be able to obtain additional capital through a new offering of securities or other form of financing on terms more favorable than those provided by such stock options, warrants and convertible stock.

         POTENTIAL ANTI-TAKEOVER MEASURES. The Company is authorized to issue "blank check" preferred stock. The Board has the authority, without shareholder approval, to issue preferred stock in one or more series and to fix the relative rights and preferences thereof including their redemption, dividend and conversion rights. The ability of the Company to issue the authorized but unissued shares of preferred stock could be utilized to impede potential take-overs of the Company. In addition, the Company is governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, that statute prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions potentially resulting in a financial benefit to stockholders. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock.

         DIVIDEND POLICY. Holders of the Company's Series A Stock are entitled to annual dividends of 8-1/2% (an aggregate of $425,000), payable quarterly in cash or, at the Company's option, shares of Common Stock. The Company has never paid cash dividends on its Common Stock and no cash dividends are expected to be paid on the Common Stock in the foreseeable future.

         RISKS OF LOW-PRICED STOCKS. The Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The foregoing penny stock restrictions will not apply to the Company's securities if such securities continue to be listed on the NASDAQ Small Cap Market, as to which there can be no assurance, and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person engaged in unlawful conduct while participating in a distribution of penny stock from associating with a broker-dealer or participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were to be removed from listing on the NASDAQ Small Cap Market and/or the Boston Stock Exchange or otherwise become subject to the existing rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.


                                  THE COMPANY

         The Company, directly and through its subsidiaries, is engaged in the acquisition, development, production and distribution of dramatic, documentary, instructional and comedy made-for-television movies, series and miniseries and theatrical motion pictures. The Company also engages in personal management of the careers of performers, writers and directors.

         The Company has produced programming in various genre, including the following:

REALITY/DOCUMENTARY PROGRAMMING

         The Company's reality/documentary series include 22 episodes of Future Quest, hosted by Jeff Goldblum, which aired on the Public Broadcasting System ("PBS"); 13 episodes of Hollywood Stuntmakers I, hosted by James Coburn, produced for the Discovery Channel; 13 episodes of FX Masters, hosted by Christopher Reeve, produced for the Discovery Network's Learning Channel; 26 episodes of Superstars of Action, hosted by Robert Wagner, produced for the German broadcaster Beta-Taurus and licensed to the Learning Channel; 26 episodes of Hollywood Babylon which is currently in syndication; and 26 episodes of Forces Beyond, a contemporary "In Search Of" which is a co-production with the Learning Channel.

"HOW TO" INSTRUCTIONAL PROGRAMMING

         The Company has produced 65 episodes of Laurie Cooks Light & Easy, a cooking show starring cookbook author Laurie Burrows Grad, which aired on the Learning Channel; 60 episodes of Simply Style, a series about the world of fashion and style hosted by Leah Feldon, currently airing on the Learning Channel; and 10 episodes of Home Green Home, a series about home planting and gardening hosted by Keely Shaye Smith, licensed to PBS.

DRAMATIC PROGRAMMING

         The Company has produced the theatrical feature film What's Love Got To Do With It for Disney's Touchstone Pictures, for which each of its stars, Angela Bassett and Laurence Fishburne, was nominated for an Academy Award; and four made-for-television movies, including The Price She Paid (CBS), The Secret Passion of Robert Clayton (USA), When A Stranger Calls, Back (Showtime) and, most recently, Against The Wall (HBO) which won an Emmy Award for Best Director.

SITUATION COMEDY PROGRAMMING

         The Company has produced 48 episodes of the CBS comedy series Dave's World which airs on the CBS television network. Dave's World is currently rated in the top 20 network television series. The Company has received a renewal for 22 new episodes of this series for the Fall 1995 television season. The Company also produces Can't Hurry Love for CBS and has received an initial order for 13 one-half hour episodes which began airing on CBS in September 1995.

         The Company's offices are located at 9150 Wilshire Boulevard, Suite 205, Beverly Hills, California 90212. Its telephone number is (310) 285-0400.

                              RECENT DEVELOPMENTS

STOCK PURCHASES

         In November 1995, the Company agreed to sell, subject to approval by the Company's Board of Directors, and further subject to the vesting provisions described below, 3,600,000 shares of its Common Stock, at a purchase price of $.50 per share, to certain executive officers and directors of the Company or their affiliates named below:

                                                         Purchase Price ($)
                                            ----------------------------------------


                       Number of Shares
 Name                  of Common Stock      Recourse      Non-Recourse       Total
 ----                  ---------------      --------      ------------       -----
 Mountaingate              2,000,000         250,000         750,000       1,000,000
 Productions,
 LLC(1)
 Ronald Lightstone         1,500,000         187,500         562,500         750,000

 Charles J. Weber            100,000          12,500          37,500          50,000

 Totals                    3,600,000         450,000       1,350,000       1,800,000

-------------

(1) Mountaingate Productions, LLC ("Mountaingate") is a California limited liability company wholly-owned by Alison Meyer and Patricia Meyer, the adult daughters of Irwin Meyer, President and Chief Executive Officer of the Company. Mr. Meyer disclaims beneficial ownership of the shares of Common Stock owned by Mountaingate Productions, LLC.

         The purchase price for these shares of Common Stock will be paid by the above-named purchasers by delivery of a promissory note (a "Note") by each such purchaser to the Company. Each Note will bear interest at the rate of 7% per annum. Twenty five percent (25%) of the principal amount of each Note will be with recourse to the purchaser and the remaining seventy five percent (75%) of such principal amount will be without personal recourse against the purchaser. The entire amount of principal and accrued interest under each Note will be secured by a pledge to the Company of the Common Stock purchased with such Note. Twelve and one- half percent (12.5%) of the principal amount of each Note, together with interest thereon, will be due and payable on April 1, 1997; twelve and one-half percent (12.5%) of the original principal amount of each Note, together with interest thereon, will be due and payable on October 1, 1998; and the balance of the principal of and interest on each Note will be due and payable on October 1, 2000.

         The shares of Common Stock to be acquired by Mountaingate, Mr. Lightstone and Mr. Weber are subject to forfeiture to the Company (with a corresponding reduction in the applicable Note) in the event the employment of Mr. Meyer, Mr. Lightstone or Mr. Weber, respectively, is terminated (other than termination as a result of such person's death or disability or termination by the Company without cause) prior to the applicable vesting date of such shares. The Common Stock to be purchased by Mountaingate, Mr. Lightstone and Mr. Weber will vest as follows: 50% (aggregating 1,800,000 shares) on April 1, 1996, 25% (aggregating 900,000 shares) on June 30, 1996, and 25% (aggregating 900,000 shares) on June 30, 1997. Notwithstanding such vesting schedule, the purchasers thereof shall be entitled to vote all of such shares immediately upon the issuance thereof.


                              SELLING STOCKHOLDER

         Mr. Joseph Cayre (the "Selling Stockholder") is the owner of the 125,000 Shares which are the subject of this Prospectus and constitute all of the shares of Common Stock owned by Mr. Cayre. Mr. Cayre received the Shares in connection with the acquisition of DSL Productions by the Company in May 1994. At the date of the acquisition of DSL

Productions by the Company, Mr. Cayre had made loans to DSL Productions aggregating $2,687,000. The Company has advanced DSL Productions $1,887,000 which was used to repay a portion of those loans. Mr. Cayre is entitled to receive payments up to a maximum of $800,000 solely from revenues, as defined, from certain completed projects. Except for any relationship that Mr. Cayre had with DSL Productions prior to its acquisition by the Company, he has not held any position or office with the Company or any of its predecessors or affiliates within the past three years.

         The Company and certain of its officers and directors are defendants in an action brought by Mr. Cayre. This action claims, among other things, that Mr. Cayre is presently due the amount payable to him solely from revenues, as defined, received from certain television programs and other damages. The Company denies these allegations and believes that the ultimate outcome of this action will not have a material adverse effect on its consolidated financial statements.


                              PLAN OF DISTRIBUTION

         It is anticipated that the Selling Stockholder will offer the Shares for sale at the prices prevailing on the NASDAQ Stock Market or the Boston Stock Exchange on the date of sale. The Selling Stockholder also may sell the Shares privately, either directly to purchasers or through a broker or brokers. The Company shall take such actions, including the filing of such post-effective amendments to the Registration Statement of which this Prospectus is a part and/or preparing supplements to this Prospectus, as shall be required to enable the Selling Stockholder lawfully to sell the Shares for a period of two years from the date hereof.

         All selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. All costs, expenses and fees incurred in connection with the registration of the Shares, including but not limited to all registration and filing fees, printing expenses and fees of the Company's counsel and accountants are being borne by the Company.

         The Selling Stockholder, and the brokers through whom sales of the Shares are made, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the Selling Stockholder or such brokers may be deemed to be underwriting commissions.

         The Company has informed the Selling Stockholder that the anti-manipulative Rules 10b-6 and 10b-7 promulgated under the Exchange Act may apply to his sales of Shares and has furnished the Selling Stockholder with a copy of these rules and has informed the Selling Stockholder of the need for delivery of a copy of this Prospectus.

         There is no assurance that the Selling Stockholder will offer for sale or sell any or all of the Shares offered by him pursuant to this Prospectus.
In the event Shares are sold by the Selling Stockholder, the Company will receive none of the proceeds from any such sale.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification agreements with any of such persons and to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

         In addition, the Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. Such provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non- monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or federal environmental laws.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                 LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for the Company by Dempsey, Liner, Yankelevitz & Johnson P.C., Los Angeles, California.


                                    EXPERTS

         The consolidated balance sheets at June 30, 1994 and 1995 of the Company and the consolidated statements of operations, cash flows and stockholders' equity for the years ended June 30, 1994 and 1995 included in the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1995 and incorporated by reference in this Prospectus and the Registration Statement, have been included herein in reliance on the report of Kellogg & Andelson, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered:

                 SEC registration fee . . . . . . . . . . .  $  100
                 Legal fees and expenses  . . . . . . . . .  $5,000
                 Printing and filing expenses . . . . . . .  $
                 Miscellaneous  . . . . . . . . . . . . . .  $
                 Total  . . . . . . . . . . . . . . . . . .  $

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or in behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         In addition, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         The Company's Certificate of Incorporation provides that the Company shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise. The Company's Certificate of Incorporation also provides that the indemnification provided thereunder shall not be deemed exclusive of any other rights to which any person seeking indemnification from the Company may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

ITEM 16.         EXHIBITS

         5.1     Opinion of Dempsey, Liner, Yankelevitz & Johnson
         23.1    Consent of Dempsey, Liner, Yankelevitz & Johnson (included in Exhibit 5.1)
         23.2    Consent of Kellogg & Andelson
         24.1    Powers of Attorney (see page II-3 of this Registration Statement)

ITEM 17.         UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on November 6, 1995.

                                          THE PRODUCERS ENTERTAINMENT GROUP LTD.



                                          By:  /s/ Irwin Meyer
                                          --------------------------------------
                                           Irwin Meyer
                                           President and Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Irwin Meyer and Arthur Bernstein, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-act and agent or his substitute or substitutes may lawfully do or cause t o be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                                Title                        Date
          ---------                                -----                        ----
       /s/ Irwin Meyer
--------------------------------       President, Chief Executive       November 6, 1995
         Irwin Meyer                  Officer (Principal Executive
                                         Officer) and Director

    /s/ Ronald Lightstone
-------------------------------          Chairman of the Board and      November 6, 1995
      Ronald Lightstone                          Director


     /s/ Charles J. Weber
-------------------------------          Chief Operating Officer        November 6, 1995
       Charles J. Weber                  (Principal Financial and
                                      Accounting Officer) and Director

     /s/ Arthur Bernstein                 Senior Vice President         November 6, 1995
-------------------------------                and Director
       Arthur Bernstein


       /s/ Michael Levy
-------------------------------                  Director               November 6, 1995
         Michael Levy


                                 EXHIBIT INDEX



                     Document                                              Page
                     --------                                              ----
    5.1     Opinion of Dempsey, Liner, Yankelevitz & Johnson . . . . . . .   14

    23.1    Consent of Dempsey, Liner, Yankelevitz & Johnson (included in
            Exhibit 5.1) . . . . . . . . . . . . . . . . . . . . . . . . .

    23.2    Consent of Kellogg & Andelson  . . . . . . . . . . . . . . . .   15

    24.1    Powers of Attorney (see page II-3 of this Registration
            Statement) . . . . . . . . . . . . . . . . . . . . . . . . . .